Exhibit 99.p(ii)


                                Baron Asset Fund
                               Baron Capital Funds
                         Baron Capital Management, Inc.
                                   BAMCO, Inc.
                               Baron Capital, Inc.

                        PROCEDURES FOR THE CODE OF ETHICS


       Following are the procedures to be followed in implementing the Code of Ethics of the firms.

1. All employees must be given a copy of the Code of Ethics upon commencement of employment. An executed copy must be returned to the legal department.

2. If the Code of Ethics is revised, all employees must acknowledge receipt of the amendment in writing, which acknowledgment shall be maintained by the legal department.

3. All employees are required to acknowledge compliance with the Code of Ethics annually, in writing, which will be maintained by the legal department.

4. All employees must pre-clear all transactions, both in publicly traded or privately issued securities. All pre-clearance requests must be submitted on the form approved for use. No other form is acceptable. No trade may be entered unless and until all of the required signatures are on the specified form. The pre-clearance is valid only for the date on the form. If the trade order is not filled on that day, the form must be re-submitted for approval.

5. Employees should open brokerage accounts at Charles Schwab, unless extenuating circumstances exist. Employees must get approval in writing from Linda Martinson to open accounts at firms other than Schwab.

6. All employees must have duplicates of their brokerage confirms and statements sent to the attention of Linda Martinson.

7. All reports of personal securities transactions, in a form acceptable to the legal department, must be provided within 10 days of the end of the quarter.

8. The pre-clearance form, with all of the appropriate information and signatures, should be given to Archina. She should also get the brokerage statements. At the end of every month, Archina and Kim will compare the pre-clearance forms and the brokerage statements. To the extent the information can be uploaded directly from Schwab or Spear Leeds, that upload may be used. Archina and Kim will

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       examine each employee trade to ensure proper compliance with the Code of
       Ethics. Any violation found will be reported directly to Linda Martinson. The employee trading information and the findings of the compliance review, including a record of violations, will be kept on a monthly spread sheet. If there is a violation requiring the disgorgement of profits, Kim and Archina will prepare a memo to Linda Martinson and payment to the Fund will be collected from the employee in question. The spreadsheet, along with the pre-clearance forms, broker confirms and statements and copies of any checks evidencing the payment for a violation will be filed and kept in Kim's office.

9.     The analysis and findings should be provided to the Board every quarter.

10. The Code of Ethics requires that all employees submit a copy of the Schedule D to their federal tax returns, unless otherwise exempted. Kim will review these documents against the trading records and report her conclusions to Linda Martinson.

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                         Baron Capital Management, Inc.

                       Applicability of the Code of Ethics

       The Firm has a Code of Ethics (the "Code") in place which applies to the mutual funds. The Code restricts personal trading in, among other things, the securities held by the Funds. In addition to the Funds it covers the adviser to the Funds and the Distributor, Baron Capital, Inc.

       The Code is broadly interpreted. All employees of the Firm are subject to the Code in an effort to avoid any potential conflicts of interest or even the appearance of a conflict of interest.

       Baron Capital Management ("BCM") is not covered by the Code, technically. BCM is subject to certain restrictions and reporting requirements pursuant to the Investment Advisers Act and the disclosures in the ADV. As a result, the reporting requirements of the Code are imposed. Although the trading restrictions do not apply directly to securities being purchased by, held by, or being sold by, the advisory clients of BCM, there should not be the appearance of or any actual conflicts of interest either. Since all employee trades need to be pre-cleared, these trades will be compared to the trades for the BCM accounts along with those trades for the Funds. Although the restrictions of the Code do not technically apply, the Firm may impose all or some of them. The holding periods will apply, although the black-out periods might not, depending on the circumstances and the security. Also, pursuant to the ADV, an employee cannot receive a better price on any given day of trading than a managed account.

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                                BARON ASSET FUND
                               BARON CAPITAL FUNDS
                                   BAMCO INC.
                               BARON CAPITAL, INC.

                                 CODE OF ETHICS
                                     REVISED
                           EFFECTIVE: OCTOBER 21, 1999

A.     INTRODUCTION

       Rule 17j-1 (a) (1) under the Investment Company Act of 1940 (the "1940 Act") makes it unlawful for certain persons in connection with the purchase or sale, directly or indirectly, by such persons of a security held or to be acquired by Baron Asset Fund or any series thereof or Baron Capital Asset Fund or any series thereof (collectively and individually a "Fund"):

       1.     To employ any device, scheme, or artifice to defraud a Fund;

       2. To make to a Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

       3. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Fund; or

       4.     To engage in any manipulative practice with respect to a Fund.

       In view of the foregoing, the Board of Trustees of the Funds has determined to adopt this Code of Ethics ("Code") to specify and prohibit certain types of personal securities transactions deemed to create conflicts of interest and to establish reporting requirements and enforcement procedures. The provisions of this Code are applicable to all employees of the Funds; BAMCO, Inc. ("BAMCO"), the Funds' adviser; and Baron Capital, Inc. ("BCI"), the Funds' principal underwriter. Any material amendments to this Code must be approved by the Board no later than six months after adoption of a material change.

       It is the judgment of the Funds' Board of Trustees and of BAMCO and BCI that as a matter of policy a code of ethics should not inhibit responsible personal investment within boundaries reasonably necessary to ensure compliance with applicable laws with respect to the Funds. The Fund's Board of Trustees believes that as a matter of general fiduciary responsibility the following three principles must govern personal investment activities. First, the interests of the Fund's shareholders must and shall come first. In any decision relating to personal investment, all persons subject to this Code must scrupulously avoid serving personal interests ahead of the shareholders'. For example, it would be a violation of the Code of Ethics for a portfolio manager to purchase a security for his own account that he believes a Fund may subsequently purchase. Second, personal investments should

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comport with the Code and should avoid any actual or potential conflicts of interest. The Board of Trustees is committed to avoiding situations involving any real or possible impropriety, and persons subject to the Code should avoid conduct that creates a potential for problems. For example, it would be a violation of the Code of Ethics for a portfolio manager to purchase a security that would be an appropriate investment for a Fund for his personal account instead of for a Fund. Third, Fund personnel should not take inappropriate advantage of their position with or on behalf of a Fund. It is imperative that those who work for or on behalf of a Fund avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interests of shareholders. For example, a portfolio manager should not receive an investment opportunity or gift from persons seeking or doing business with a Fund.

       This Code does not cover all possible areas of potential liability under the 1940 Act. Technical compliance with the Code will not automatically insulate from scrutiny trades by a person which show a pattern of abuse of the person's fiduciary duties to the Funds. Persons subject to this Code should seek advice before engaging in any transactions other than the purchase or redemption of Fund shares if the transaction directly or indirectly involves themselves or family members and a Fund.

B.     DEFINITIONS

       1.     "ADVISER" means BAMCO, Inc.

       2. "ACCESS PERSON" means any trustee other than a Disinterested trustee (as defined herein), officer, director, employee or advisory person of the Funds, the Adviser, or BCI.

       3. "ADVISORY PERSON" means (i) any access person of the Funds or the Adviser or any company in a control relationship to the Funds or the Adviser who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Funds or the Adviser who obtains information concerning the recommendations made to a Fund with regard to the purchase or sale of a security.

       4. "BENEFICIAL OWNERSHIP" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires. A person shall be deemed to beneficially own securities held by a spouse, minor child, or other person living with or financially supported by that person.

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       5.     "CONTROL" shall have the same meaning as that set forth in Section
              2(a)(9) of the 1940 Act.

       6. "DESIGNATED PERSON" means an individual or individuals appointed from time to time by the Funds' Board of Trustees for the purpose of this Code of Ethics.

       7. "DISINTERESTED TRUSTEE" means a Trustee of the Funds who is not an "interested person" of the Funds within the meaning of Section 2(a)(19) of the 1940 Act.

       8. "INVESTMENT COMPANY" means a company registered as such under the 1940 Act and for which the Adviser is the investment adviser.

       9. "PORTFOLIO MANAGER" means any employee who has primary direct responsibility and authority to make investment decisions affecting a Fund.

       10. "PURCHASE OR SALE OF A SECURITY" includes, inter alia, the writing of an option to purchase or sell a security.

       11. "SECURITY" shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include shares of registered open-end investment companies, direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements.

       12. "SECURITY HELD OR TO BE ACQUIRED" means (i) any security which, within the most recent 15 days (1) is or has been held by a Fund, or (2) is being or has been considered by the Fund or its investment adviser for purchase by a Fund, and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a security, including warrants to purchase or sell the security.

       13. "SECURITY BEING CONSIDERED FOR PURCHASE OR SALE" occurs when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

       14. "UNIVERSE" means securities with a market cap of less than $10 billion in industries in which the Funds have, or in the past five years had, an interest in making investments. "SUBUNIVERSE" means, with respect to a portfolio manager of a Fund, securities in the Universe for which that portfolio manager has primary direct investment responsibility and authority. The Designated Persons, acting in consultation with Ron Baron and/or the Board of Trustees, shall determine from time to time the industries and/or market cap ranges included in the Universe and in each portfolio manager's Subuniverse.

C.     RESTRICTIONS

       1. No access person or Disinterested trustee shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale is (i) being considered for

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              purchase or sale by a Fund, or (ii) being purchased or sold by a
              Fund.

       2.     Purchases, sales or other dispositions of securities

              a.     HELD BY FUND.

                     (i) PORTFOLIO MANAGERS. No portfolio manager may purchase a security that is in his or her Subuniverse, unless the Fund or Funds for which that person is a portfolio manager are restricted from further purchases. A portfolio manager who purchases or otherwise holds a security that is held by the Fund for which he/she is the portfolio manager may not sell that security until the Fund has sold its entire position in that security.

                     (ii) NON-PORTFOLIO MANAGERS. An access person who is not a portfolio manager of a Fund may purchase a security held by the Funds if such purchase is consistent with paragraph 1 and the other restrictions in sections d, e and f of this paragraph 2. The security must be held for a minimum of one year from the acquisition thereof, unless the Funds have sold their entire position, in which case the minimum holding period is 60 days. The security may not be sold unless the access person who wants to sell has first approached the portfolio manager(s) with his/her reasons why the stock should be sold.

                     (iii) SHORT SALES. A security that is held by any Fund may not be sold short by any access person. A security sold short by an access person that is subsequently purchased by a Fund must be covered by the access person immediately upon discovery that a Fund is purchasing the security. Such purchases will be exempt from the restrictions of subparagraph d herein, but no access person may receive a better intra-day price than any Fund.

              b. IN THE UNIVERSE. An access person who wishes to purchase a security that is in the Universe but that is not held by a Fund must first approach the portfolio manager(s) and pitch the idea. If the portfolio manager(s) has an interest in the security, Paragraph (C)(1) hereof would control. An access person who purchases or otherwise holds a security that is in the Universe, but not held by a Fund, must hold the security for a 60 day period (measured from the date of purchase or other acquisition thereof). If the Fund subsequently purchases the security, then the access person must hold the security for a minimum of one year, unless the Fund has sold its entire position or extenuating circumstances exist. A security that is in the Universe but not held by the Fund may be sold short, but the holding periods apply. Prior approval must be obtained pursuant to paragraph F(1) hereof.

              c. NOT IN UNIVERSE. An access person who purchases or otherwise holds a security that is not in the Universe may not sell that security until the expiration of 60 days from the acquisition thereof. The 60 day holding

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                     period also applies to a short sale of a security. Prior
                     approval must be obtained pursuant to paragraph F(2) hereof.

              d. RESTRICTED PERIODS. No access person may buy or sell a security within fifteen calendar days after a Fund trades in that security. If a Fund purchases or sells a security within seven days after an access person purchases or sells such security, the Fund must receive the better price, pursuant to paragraph E(3) hereof. If an access person has entered into a legitimate hedging transaction, as long as the underlying security has been held for a minimum of 60 days, the hedge may be closed in less than 60 days, upon receipt of the appropriate approvals.

              e. PUBLIC OFFERINGS. No access person may acquire any security in any initial or secondary public offering.

              f. PRIVATE OFFERINGS. No access person may acquire any securities in a private placement without prior approval. The Designated Persons shall consider, among other things, whether the investment opportunity should be reserved for a Fund and its shareholders and whether the opportunity is being offered to an individual by virtue of his or her position with the Funds, the Adviser or BCI. Should the acquisition be authorized and should a Fund subsequently consider an investment in such issuer, the acquisition must be disclosed and the decision to purchase the securities of that issuer should be subject to an independent review by a person with no personal interest in the issuer.

       3. An access person becomes subject to this Code of Ethics upon commencement of his or her employment with Baron Capital. Securities positions acquired prior to employment with the firm are subject to the restrictions of the Code of Ethics as of commencement of employment.

D. EXEMPTIONS The prohibitions of paragraph C of this Code shall not apply to:

       1. Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

       2. Purchases or sales that are non-volitional on the part of the access person.

       3. Purchases which are part of an automatic dividend reinvestment plan.

       4. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

       5. Notwithstanding the prohibitions of paragraph C hereof, purchases or sales by access persons other than portfolio managers which receive the prior written approval of the Designated Persons which are only remotely potentially harmful to a Fund because (i) they would be very unlikely to affect a highly institutional market, or
              (ii) because they clearly are not related economically to the securities to be purchased, sold or held by a Fund.

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


E.     ADDITIONAL PROHIBITIONS; PENALTIES

       1. No access person may receive any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Funds.

       2. No advisory person may serve on the board of directors of a publicly traded company absent prior authorization based upon a determination that the board service would be consistent with the interests of the Funds and their shareholders. Where board service is authorized, advisory persons serving as directors generally should be isolated from making investment decisions with respect to those companies.

       3. Any profits realized on transactions in violation of this Code of Ethics must be disgorged within five days of notification of the amount by the Designated Persons. If a Fund purchases or sells a security within seven days of an access person's purchase or sale in that security, the Fund must receive the better price or the equivalent thereof.

F.     PRE-CLEARANCE AND BROKERAGE

       All access and advisory persons and any other person so designated must pre-clear all securities transactions subject to this Code using the pre-clearance form (an example of which is attached) as follows. All necessary approvals must be obtained before any transaction orders are entered. The pre-clearance requirement applies to all securities beneficially owned or that will be beneficially owned as a result of the transaction (including transactions for or on behalf of a spouse, dependant or the account of any entity controlled by the access or advisory person or of which such access or advisory person or immediate family member is a direct or indirect beneficiary).

       1. For securities subject to this Code that are IN THE UNIVERSE, a fully completed pre-clearance form must be signed by Ron Baron and by both of the Designated Persons. If Ron Baron is not available in person, a Designated Person may receive verbal instructions from Ron Baron.

       2. For securities subject to this Code that are NOT IN THE UNIVERSE, a fully completed pre-clearance form must be approved in writing by both of the Designated Persons.

       3. All access persons must effect all personal securities transactions through a broker-dealer designated by the Board of Trustees. Exceptions may be granted by the Board of Trustees or the Designated Persons upon good cause shown in a written memo.

       4. The approval is valid only for the day on which it is given. A continuance for a limited period of time may be granted by the Designated Persons, in writing, upon good cause shown.

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G.     REPORTING

       1. Every access person shall report to the Funds, or to a person designated by the Funds' Board of Trustees for this purpose, the information described herein with respect to securities in which such person has or acquires any direct or indirect beneficial ownership in the security; provided, however, that such reporting person shall not be required to make reports with respect to any account and/or transaction over which such person does not have any direct or indirect influence; or where it would duplicate information recorded pursuant to Rules 204-2(a)(12) or (13) under the Investment Advisers Act of 1940.

       2. A Disinterested Trustee need only report a transaction in a security if such Trustee, at the time of the transaction, knew or, in the ordinary course of fulfilling his official duties as a Trustee of the Funds, should have known that, during the 15-day period immediately preceding the date of the transaction by the Trustee, such security was purchased or sold by a Fund or was being considered for purchase or sale by the Adviser.

       3. QUARTERLY REPORTS. Not later than 10 days after the end of the calendar quarter in which a transaction was effected, each access person shall report the following information with respect to any security in which the access person had any direct or indirect beneficial ownership:

              a. the date of the transaction, the title and the number of shares, and the principal amount of each security involved;

              b. the nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

              c.     the price at which the transaction was effected;

              d. the name of the broker, dealer or bank with or through whom the transaction was effected; and

              e.     the date that the report is submitted by the access person.

              In addition, all access persons are required to have duplicate copies of all relevant brokerage statements sent to the appointed person at Baron Capital.

       4. HOLDINGS REPORTS. In addition to the quarterly reports, all access persons shall be required to disclose ALL personal securities accounts and all personal securities holdings of which the access person is the direct or indirect beneficial owner, including mutual funds and securities held by or for the account of an immediate family member (spouse, dependants) and for the account of any entity controlled by the access person or of which such access person or immediate family member is a direct or indirect beneficiary, within 10 days of commencement of employment and thereafter on an annual basis as of September 30 of each year and/or at any other time as requested by the firm. The information in the reports must be current as of a date no more than 30 days before the report is submitted. The reports must contain the title, number of shares and principal amount of each security and the name of any broker, dealer or bank with whom the access person maintained an account in

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              which any securities were held. All such reports must be provided within the time specified in the request. All violations shall be reported to the Board of Trustees.

       5. CAPITAL GAINS REPORTS. Each access person shall be required to submit annually a copy of Schedule D of his or her federal tax return at the time of the filing thereof. The Schedule D must be accompanied by a signed statement representing that the Schedule D is a true and correct copy of the Schedule D as filed with that such person's federal tax return for that calendar year. Persons who file tax returns pursuant to an extension request after April 15 should submit a signed statement to that effect by April 15 and undertake therein to submit the Schedule D no later than the federal due date. Every access person must report securities transactions for any account of an immediate family member (spouse, dependants) and for the account of any entity controlled by an access person or of which such access person or immediate family member is a direct or indirect beneficiary. Excluded from the reporting requirements are transactions for the account of an access person or immediate family member over which the access person or immediate family member has no direct or indirect control with respect to the selection of the securities therefor.

       6. Any of the reports may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

       4. All reports required to be filed pursuant to subparagraphs 3, 4 and 5 of this paragraph G shall be reviewed by the persons listed in Part III of the Supplement to the Code of Ethics.

       5. The Funds, BAMCO and BCI shall furnish to the Funds' Board of Trustees, and the Board of Trustees must consider, a written report that (i) describes any issues arising under the Code or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and (ii) certifies that the Funds, BAMCO and BCI, as applicable, have adopted procedures reasonably necessary to prevent access persons from violating the Code.

H.     CERTIFICATION OF COMPLIANCE

       All access persons and Disinterested Trustees shall be required to certify annually that they have read and understand the Code and recognize that they are subject thereto, that they have complied with the requirements of the Code, and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

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


I.     SANCTIONS

       Upon discovering a Violation of this Code, the Board of Trustees of the Funds may impose such sanctions as it deems appropriate, including, INTER ALIA, a letter of censure or suspension or termination of the employment of the violator and/or a disgorging of any profits.

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


                                   BARON FUNDS
                                 CODE OF ETHICS
                           As Revised October 21, 1999



       I fully understand and hereby agree to be bound by this Code of Ethics.



                                                      Date:_____________________







Signature: ________________________________

Print Name: _______________________________

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


                                                                October 21, 1999

                                   BARON FUNDS
                               BARON CAPITAL FUNDS
                                   BAMCO, INC.
                               BARON CAPITAL, INC.

                                SUPPLEMENT TO THE
                                 CODE OF ETHICS

I "UNIVERSE" as described in Section B (14) of the Code of Ethics includes all securities in all industries except the securities of companies with a market cap of greater than $10 billion and securities of technology companies, which includes companies that manufacture hardware, software, chips and related support equipment.

II     DESIGNATED PERSONS & BROKER

       The following individuals are currently the Designated Persons under the Code of Ethics:

                 Linda Martinson
                 Morty Schaja

       NOTE:

       The signatures of BOTH Designated Persons are required to be in compliance with the pre-clearance procedures of the Code of Ethics. If the security is in the Universe, Ron Baron's signature is also required.

       The designated brokers are Charles Schwab, and in some limited circumstances, Baron Capital. Employees who want to trade through another broker must submit a written request and get authorization from the Designated Persons or the Board of Trustees.

III    REVIEW PERSONNEL

       The following individuals are currently assigned to review the reports required pursuant to paragraph H of the Code of Ethics:

                 Archina D'Agostino
                 Kim Cianciarosa Petz
                 who report to Linda Martinson

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